June 17, 1996

Mr. Michael Cannon

Dear Michael,

Maxtor Corporation is pleased to offer you the position of President and Chief Executive Officer, reporting to Dr. C.S. Park, Vice Chairman, and the Board of Directors. Your salary will be $500,000 per annum. In addition Maxtor Corporation will give you a $1,000,000 sign-on bonus to be paid over time:
$250,000 to be paid on the last day of June, 1996; $250,000 to be paid on the last day of December, 1996; $250,000 to be paid on the last day of June, 1997; and $250,000 to be paid on the last day of December, 1997. These bonuses are subject to applicable taxes at the time of payment.

Maxtor provides its employees with generous health and other benefits, including medical, dental, life and long-term disability insurances, four weeks personal time off, ten paid holidays and a 401(k) program and quarterly profit sharing based on financial performance.

You will be eligible for a management incentive bonus which will be 50% of your base salary and which will be paid out quarterly based on predetermined performance goals for both corporate measures and individual measures. In addition, contingent upon the approval of the Board of Directors of Maxtor, you will be eligible to receive 900,000 options in our new stock option program. Details of the program will be provided to you at the time of the approval of your stock option award.

By signing and accepting this offer, you agree to forfeit the unpaid portion of the sign-on bonus if you voluntarily resign from your employment at Maxtor prior to the last day of December, 1997. If your employment is involuntarily terminated without cause, you will receive a severance package equivalent to one year's base salary in addition to the remaining unpaid portion of the above mentioned sign-on bonus.

Moreover, in compliance with federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire. In addition, as a condition of your employment with Maxtor, it will be necessary for you to complete, sign and return with this offer of employment, the attached Maxtor Employee Agreement Regarding Confidentiality and Inventions.

This offer of employment is contingent upon your agreeing to, and passing, a drug screening analysis. You may contact Doctors on Duty at (408) 942-0333 to make arrangements.

Also, it is customary with Maxtor employees that you will not have an employment contract, and either you or Maxtor can terminate the employment relationship with or without cause at any time.

Michael, we at Maxtor look forward to having you as a team member and are confident that you will make significant contributions to the company's future. Please sign below signifying your acceptance of this position and return this letter to the Human
Resources Department by June 24, 1996.

Please plan on attending new employee orientation at 211 River
Oaks Parkway in the HR conference room, at 9:00 a.m. on the Monday you begin employment.

Sincerely,

/s/ C.S. Park

Dr. C.S. Park
Vice Chairman

Accepted:/s/ Michael R. Cannon
Date:June 18, 1996

Expected Start Date:     July 1, 1996